UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):            July 15, 2004

MISSION COMMUNITY BANCORP

(Exact name of Registrant as specified in its charter)

CALIFORNIA	333-12982	770559736
(State or other jurisdiction of incorporation)	(File Number)	(I.R.S. Employer Identification No.)

581 Higuera Street, San Luis Obispo, CA		93401
(Address of principal executive office)		(Zip Code)

(Former name or former address, if changed since last report)

Item 5.        Other Events

On July 12, 2004, the Bancorp’s subsidiary, Mission Community Bank was notified that it will be receiving a Bank Enterprise Award of $1,240,929 from the Community Development Financial Instructions (CDFI) Fund of the U.S. Treasury.  The award funds are expected to be received by September 30, 2004 and represent a material addition to non-interest income for 2004.

The award was made under the Bank Enterprise Award (BEA) Program which provides an incentive for any FDIC insured bank to annually increase the levels of financial services provided to economically distressed communities.  Such financial services may include financing for needed community facilities, commercial loans to small businesses, loans to rehabilitate rental housing and mortgages for first-time home buyers.

Under the current round, the CDFI Fund received applications from 66 financial institutions requesting almost $25 million in awards.  The CDFI Fund awarded a total of 49 institutions, including the Bank, approximately $17 million for their activities in distressed communities in this round of the BEA Program.

The Bank received a prior BEA award in July 2001 in the amount of $990,000.

While the Bank as a certified CDFI bank expects to continue to apply for various grants and awards, there can be no assurance that it will receive similar future grants or awards.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act ant the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:July 15, 2004	MISSION COMMUNITY BANCORP

	By:	/s/ WILLIAM C. DEMMIN
William C. Demmin
Chief Financial Officer
On behalf of Registrant and as a Principal Financial Officer